                                                                     EXHIBIT 5.1


                                October 17, 2001




Pixar
1200 Park Avenue
Emeryville, California 94608

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pixar, a California corporation, with the Securities and Exchange Commission on or about October 17, 2001, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,029,001 shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the 1995 Stock Plan, as amended (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by you under the Plan.

         It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati